                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                           POOL ENERGY SERVICES CO.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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


                                 April 2, 1998




Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pool Energy Services Co. to be held on Thursday, May 7, 1998 at 10375 Richmond Avenue, First Floor, Houston, Texas, commencing at 10:00 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

This year you are being asked to elect two directors and to ratify the appointment of independent auditors. These matters are discussed in greater detail in the accompanying proxy statement.

Your Board of Directors recommends a vote FOR the election of both of the nominees for directors and FOR ratification of independent auditors.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

Your interest and participation in the affairs of the Company are greatly appreciated.

                                        Sincerely,



                                        J. T. Jongebloed
                                        Chairman, President and
                                        Chief Executive Officer

                            POOL ENERGY SERVICES CO.

                             10375 Richmond Avenue
                             Houston, Texas  77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1998



TO THE SHAREHOLDERS OF
POOL ENERGY SERVICES CO.:                                       APRIL 2, 1998

         The Annual Meeting of the Shareholders of Pool Energy Services Co. (the "Company") will be held at 10375 Richmond Avenue, First Floor, Houston, Texas, on May 7, 1998, at 10:00 a.m., for the following purposes:

         1. To elect two Class I directors, each for a term of three years.

         2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year 1998.

         3. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting.

                                        By Order of the Board of Directors,



                                        Geoffrey Arms
                                        Corporate Secretary





                            YOUR VOTE IS IMPORTANT.

         PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY.

                            POOL ENERGY SERVICES CO.
                             10375 Richmond Avenue
                             Houston, Texas  77042

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1998

         The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under the authority thereof at the Annual Meeting of Shareholders of the Company to be held at 10375 Richmond Avenue, First Floor, Houston, Texas, on the 7th day of May, 1998, at 10:00 a.m., or any adjournment thereof, pursuant to the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to holders of the Company's Common Stock on or about April 2, 1998.

                          INFORMATION CONCERNING PROXY

         Proxies are being solicited on behalf of the Board of Directors of the Company from holders of the Company's common stock, no par value ("Common Stock"). Any proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy shall also be revoked if the shareholder is present at the meeting and elects to vote in person.

         All duly executed proxies will be voted in accordance with the instructions given. Any duly executed proxies for which no instructions are given (and which have not been revoked or suspended before they are voted) will be voted FOR (1) the election as directors of the two nominees named below, and
(2) ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1998. All duly executed proxies also will be voted in accordance with the recommendation of the Board of Directors as to any other matters that may properly come before the meeting.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, employees of the Company, who will not receive any additional compensation for their activities, may solicit proxies by telephone or other means of communication. Upon request, the Company will reimburse brokers, dealers, bankers, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Common Stock.

                               VOTING SECURITIES

         The securities of the Company entitled to vote at the Annual Meeting consist of 19,486,831 shares of Common Stock outstanding on March 9, 1998 (the "Record Date"). Each such share of Common Stock entitles the holder to one vote on each matter that is submitted to a vote at the meeting. Only shareholders of record on the Record Date will be entitled to vote at the meeting. The Articles of Incorporation of the Company prohibit cumulative voting. Directors will be elected by a plurality of the votes cast unless otherwise required by law. All other matters to be considered at the meeting will be decided by the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

         For purposes of a vote on any matter that requires for adoption the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting: (i) shares as to which the holder abstains from voting effectively will constitute a "no" vote because such shares nevertheless are considered present and entitled to vote, and (ii) shares held in "street name" by a broker or other nominee who does not have discretionary voting authority to vote such shares on the particular matter are not counted as shares entitled to vote on such matter and, therefore, such a "broker non-vote" will not affect the outcome of the voting.

1.  ELECTION OF DIRECTORS

         Pursuant to the Company's Bylaws, the Board of Directors is required to consist of at least two, but not more than ten directors, which number shall be determined by the Board of Directors from time to time. The Board of Directors currently consists of five members. The Bylaws of the Company provide for three classes of directors, designated as Class I, Class II and Class III. At the expiration of the term of each class, the directors of that class are elected for a term of three years and until their successors have been elected and qualified. Class I directors are to be elected at the Annual Meeting, to serve for terms expiring in the year 2001. Unless contrary instructions are set forth in the proxy, the persons named in the proxy will vote all shares represented by duly executed proxies for the election as directors of the two nominees named below. Should either of the nominees named herein become unable or unwilling to serve as a director, the persons acting under authority of the proxies will vote for the election, in the nominee's stead, of such other person as the Board of Directors shall nominate. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS; CONTINUING DIRECTORS

         The following table sets forth the name, age, and principal occupation or employment during the past five years of each nominee for election as a director and of each continuing director, as well as certain other directorships held by each such person and his period of service as a director of the Company.

Director
Continuously
CLASS I DIRECTOR NOMINEES                                                       Since
-------------------------                                                       -----
WILLIAM H. MOBLEY, 56.  Dr. Mobley is President and Managing                    1990
     Director of PDI Global Research Consortia, Ltd., an
     international management research and consulting firm. He was previously a professor in the Graduate School of Business at
     Texas A&M University from 1980 to 1996. From 1993 to 1994 he was Chancellor of the Texas A&M University System, and from
     1988 to 1993 he was President of Texas A&M University. He is
     also a director of Medici Medical Group, Inc.

JOSEPH R. MUSOLINO, 61.  Mr. Musolino has been Vice Chairman                    1994
     of NationsBank of Texas, N.A. for more than the last five years. He also serves as a director of Justin Industries, Inc.

CLASS II CONTINUING DIRECTORS - [Terms Expiring in 1999]
-----------------------------

Currently, there are no Class II directors following the resignation of Mr. Gary D. Nicholson in September 1997 and the death of Mr. W. C. McCord in January 1998.

CLASS III CONTINUING DIRECTORS [Terms Expiring in 2000]
------------------------------

J. T. JONGEBLOED, 56.  Mr. Jongebloed has been Chairman since                   1989
   1994 and President and Chief Executive Officer of the Company since
   1990. He served as President and Chief Operating Officer from 1989 to
   1990 and in various executive positions with the Company since 1978.

JAMES L. PAYNE, 61.   Mr. Payne has been Chairman of the Board,                 1992
   Chief Executive Officer and a director of Santa Fe Energy Resources,
   Inc. since 1990. He was President of Santa Fe Energy Resources, Inc.
   from 1990 to 1998.

DONALD D. SYKORA, 67.   Mr. Sykora is a private investor. He was                1989
   President and Chief Operating Officer of Houston Industries from 1993 to 1995 and served as a director of Houston Industries from 1982 to
   1995. From 1982 to 1993 he served as President and Chief Operating
   Officer of Houston Lighting & Power Company. He is also a director of
   TransTexas Gas Corporation, Powell Industries, Inc., Allstar Systems,
   Inc. and ARS Services, Inc.

BOARD COMMITTEES

         The Board of Directors has established the following standing committees:

             Committee                   Current Members
         ----------------------  --------------------------------------------
         Audit/Finance           Messrs. Mobley and Musolino
         Compensation            Messrs. Sykora (Chairman) and Payne
         Directors' Nominating   Messrs. Payne (Chairman), Sykora and Jongebloed

         The principal functions of the Audit/Finance Committee are to select a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company, to review the general scope of services to be rendered by the independent public accountants, to review the financial condition and results of operations of the Company and to make inquiries as to the adequacy of the Company's financial and accounting controls. The principal function of the Compensation Committee is to review employee compensation matters and to oversee the administration of the Company's employee benefit plans. The function of the Directors' Nominating Committee is to recommend nominees for election to the Board of Directors. The Directors' Nominating Committee will consider one or more persons recommended by a shareholder as nominees for election to the Board of Directors if such shareholder submits the name of each such person in writing to the committee, in care of the Corporate Secretary of the Company, together with a full statement of such person's qualifications and a written consent indicating his or her willingness to serve. Any such submission must be received no later than the date specified for submission of shareholder proposals in "Information Concerning Shareholder Proposals" hereinbelow.

MEETINGS OF THE BOARD AND BOARD COMMITTEES

         The Board of Directors met seven times during the year ended December 31, 1997, and the Audit/Finance, Directors' Nominating and Compensation committees met six, one, and six times, respectively. During the year, no incumbent director attended fewer than 75 percent of the total number of meetings held by the Board and by all Board committees of which he was a member.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of the Company is currently compensated by an annual cash retainer fee of $12,000 and an annual grant of
1,000 shares of Common Stock.   The  shares of common stock may not be sold or
transferred by the Director for a period of one year after the grant and are subject to forfeiture if the Director resigns as Director prior to completion of the one year period. Such directors also receive a fee of $1,000 for each Board or Board committee meeting attended. If more than one meeting is held on the same day, however, full payment is made for only one meeting and the fee for each additional meeting attended that day is $800. In addition, a $2,000 per annum fee is paid for service on a Board committee, with an additional $1,500 per annum paid to the chairman of a Board committee. Directors who are employed by the Company receive no additional compensation for service as members of the Board or any committee of the Board.

         Under the Company's 1996 Directors' Stock Incentive Plan (the "1996 Plan") each director who is not a full-time employee of the Company automatically receives an initial grant of an option to purchase 8,000 shares of Common Stock upon being elected or appointed to the Board of Directors for the first time (the "Initial Option Grant") and receives an additional option to purchase 4,000 shares of Common Stock on the date of each Annual Meeting of Shareholders after the year in which the Initial Option Grant occurred (the "Annual Option Grant"). The exercise price of the options is equal to the fair market value per share of Common Stock on the date an option is granted. Each option granted under the 1996 Plan becomes exercisable generally one year from the date of grant and expires ten years after the date of the grant. If a participant's service as a director terminates by reason of disability, death, the failure of the Board to nominate him for reelection other than for "cause," as defined in the 1996 Plan, or his ineligibility for reelection pursuant to the age limitation imposed by the Company's Bylaws, his options may be exercised for up to one year after the date of the disability, death or termination. If a director's service terminates because he decides not to stand for reelection, or if he becomes a full-time employee, his options may be exercised for up to three months after such event, and, if his service terminates for any other reason, except for "cause," his options may be exercised for up to five business days after such termination. In the event a director's service terminates for "cause" his options will become immediately null and void. Provision is made in the 1996 Plan for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company.

         Directors of the Company in office prior to May 1996 also hold options previously granted pursuant to the 1991 Directors' Stock Option Plan which has terms and conditions similar to the terms and conditions of the 1996 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
         Except for Mr. McCord, no member of the Compensation Committee (i) was, during 1997, an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) or had any relationships required to be disclosed by the Company under the rules of the Securities and Exchange Commission. Mr. McCord was formerly an officer of Pool Company and various other subsidiaries of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

         The Company's executive compensation is administered by the Compensation Committee.

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

This report of the Compensation Committee sets forth the Company's policy with respect to executive officer compensation and describes the basis for 1997 compensation determinations made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company.

Compensation Philosophy

The Company's philosophy with regard to executive compensation is to:

   - Provide a competitive total compensation package consistent with industry practice that enables the Company to attract and retain key executives.

   - Structure incentive compensation so as to focus executive attention and effort on the fulfillment of the Company's financial objectives, and on the appreciation of the value of the Company's stock.

Compensation Program Elements

The elements of the Company's compensation program for executive officers are as follows:

         BASE SALARY - Base salary levels are largely determined through comparisons with compensation paid to executives of companies of similar size and complexity as the Company within the industry. The Committee attempts to ensure that such pay levels are competitive within a range that the Committee considers to be reasonable and necessary. The Committee utilizes for this purpose surveys and the assistance of outside consultants as well as market information from other sources and takes into consideration the Company's performance both in absolute terms and in comparison with other companies in the industry. With respect to the compensation of officers other than the Chief Executive Officer, the Committee gives strong consideration to the recommendations of the Chief Executive Officer which are based as to each such executive officer largely on performance, longevity and responsibilities.

         ANNUAL INCENTIVE COMPENSATION - The Company's executive officers are eligible to participate in management bonus plans established from time to time, typically on an annual basis, which provide for bonus awards based on attaining or exceeding specified financial and other performance objectives. Under the bonus plan that was in effect for 1997, bonus awards were based on a net earnings goal, an EBITD(1) goal and on return to shareholders in comparison with a peer group of companies. For certain executives, a safety performance goal was also added. Provision was made for awards under such plan to be increased, in the event performance goals were exceeded by specified amounts, to a maximum of twice the amount that would be awarded for attaining the targeted performance objectives. Actual awards were subject to decreases or increases on the basis of the Committee's evaluation of the Company's and/or the executive's performance, although no such discretionary action was taken. The plan also provided that, at the Committee's discretion, up to 50 percent of any bonuses payable for 1997 could be paid in Company stock, and the Committee directed that 25 percent of the 1997 bonuses would be paid in shares of restricted stock (restricted for a period of one year of continuing service after receipt, except for earlier retirement, death, disability or change in control). The amounts paid in stock were, under the terms of the plan, increased by 15 percent.

         LONG TERM INCENTIVE COMPENSATION - Executive officers also participated in a long term incentive compensation plan. In 1997, award opportunities were established for each executive officer under which awards will be made based on performance over a three-year period. The awards, if earned, will be paid solely in restricted stock (50 percent thereof restricted for one year and 50 percent restricted for two years of continuing service after receipt, except for earlier retirement, death, disability or change in control). Entitlement to receive awards is based 50 percent on cumulative EBITD performance and 50 percent on cumulative total return to shareholders performance compared to a peer group of companies over the three-year period. Target awards are set at a percentage of each recipient's annual salary in effect at the beginning of the performance period. The target awards will be increased by up to 50 percent in the event performance goals are exceeded by specified amounts.

         STOCK INCENTIVE PLAN - The Company has an Employee Stock Incentive Plan (the "Stock Incentive Plan") pursuant to which executive officers and other employees, from time to time, may be granted nonqualified options to purchase Company Common Stock. The exercise price of all such stock options is the market price of the shares on the date the option is granted, and the realization of any value is, therefore, totally dependent on future stock price appreciation. This is intended to provide added incentive to work for the continued growth and success of the Company. The Stock Incentive Plan also permits the Committee to make awards to executive officers and other employees, in lieu of cash compensation, of (i) Restricted Stock (shares of Common Stock that are subject to such vesting requirements or other restrictions as the Committee shall establish), and (ii) Bonus Stock (shares of Common Stock that are not subject to vesting or other restrictions).






----------------------
(1) EBITD is earnings before interest, income taxes, depreciation/amortization and minority interest.

         SAR/PHANTOM STOCK PLAN - The Company has a plan (the "SAR/Phantom Stock Plan") pursuant to which executive officers and other employees, from time to time, may be granted Stock Appreciation Rights and/or Phantom Stock awards. A Stock Appreciation Right is the right to receive, upon the exercise thereof, cash in an amount equal to the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over the base price of the Stock Appreciation Right. A Phantom Stock award represents the right to receive cash in an amount equal to the fair market value of a corresponding number of shares of Common Stock, which vests over a period of time or upon the occurrence of an event (including without limitation, a change in control) as established by the Committee, without any payment to the Company by the participant (except to the extent otherwise required by law). The SAR/Phantom Stock Plan is administered by the Committee, and the Committee determines eligibility and grants all awards thereunder.

The SAR/Phantom Stock Plan was established effective January 1, 1997, and no awards of Stock Appreciation Rights or Phantom Stock have yet been made thereunder.

The Committee's overall objective in structuring incentive compensation for executive officers and other key personnel is to deliver competitive levels of compensation for the attainment by the Company of short-term and long-term financial objectives that the Committee believes will favorably influence the Company's stock price over time. The Committee further believes that compensating employees who have substantial responsibility for the management and growth of the Company with Company stock, and providing such persons with opportunities to benefit directly from increases in the value of Company stock, will also align their interests more closely with those of other shareholders and provide additional incentive to enhance the profitable growth of the Company.

1997 Compensation

The base salary level approved by the Committee in 1997 for Mr. Jongebloed, as Chairman, President and Chief Executive Officer, was established on the basis of (i) personal performance, (ii) Company performance, and (iii) comparison with salaries for chief executive officers of several well-recognized companies in the same industry as the Company, as reported by an outside consultant, Hay Management Consultants ("Hay"). Such base salary level amounted to a 9.5 percent increase over his previous base salary which had been in effect for the previous 12 months. Mr. Jongebloed's bonus compensation for 1997 was calculated and paid pursuant to the Company's 1997 Management Bonus Plan and was based on the Company's attaining or exceeding goals based on (i) net income compared to budget, (ii) EBITD performance compared to budget and (iii) return to shareholders compared to that of a peer group of companies. The bonus earned was the maximum bonus attainable under the Plan.

The Committee approved base salary levels in 1997 for other executive officers based on recommendations by the Chief Executive Officer and Hay's recommendations. Bonuses for 1997 were paid to executive officers pursuant to the terms of the Company's 1997 Management Bonus

Plan and were determined totally on the Company's financial performance for the year. Each of the executive officers received a bonus on the basis of the Company's attaining or exceeding the net income, EBITD and return to shareholders goals mentioned above. These bonuses were on average approximately 96 percent of the maximum bonuses attainable under the Plan.

Stock option grants pursuant to the Stock Incentive Plan were made to Mr. Jongebloed and other executive officers in 1997, as reflected in the Option Grants Table, on the basis of Hay's recommendations, each executive's personal performance and the desire to link Company performance to compensation.

Compliance with Internal Revenue Code Section 162(m)

No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for an exemption from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Company anticipates that all compensation paid to its executive officers during 1997 will qualify for deductibility because no executive's compensation is expected to exceed the dollar limitations of such provision.

                                                 COMPENSATION COMMITTEE
                                                 D.   D.   Sykora, Chairman
                                                 J.   L.   Payne

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid to the Chief Executive Officer and to each of the other four persons who were the most highly compensated executive officers of the Company in 1997 for services rendered in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995:


                                                                                        LONGTERM COMPENSATION
                                                                                      --------------------------
                                                 ANNUAL COMPENSATION                             AWARDS
                                ---------------------------------------------------   --------------------------
                                                                                                        SHARES
                                                                        OTHER          RESTRICTED     UNDERLYING
                                                                        ANNUAL           STOCK           STOCK        ALL OTHER
                                             SALARY       BONUS(1)  COMPENSATION(2)      AWARDS         OPTIONS   COMPENSATION(1)(3)
NAME AND PRINCIPAL POSITION      YEAR         ($)           ($)            ($)             ($)            (#)            ($)
---------------------------     ------      --------      --------  ---------------   ----------      ----------  ------------------
J. T. Jongebloed                 1997       437,461       336,000       -                 -0-            50,000        12,850
  Chairman, President and        1996       404,423       303,615       -                 -0-            60,779           250
  Chief Executive Officer        1995       376,961        47,250       -                 -0-            40,890           250

W. J Myers                       1997       248,723       116,640       -                 190,875        19,000         4,624
  Group Vice President--         1996       238,846       123,117       -                 -0-            24,416           250
  U.S. Operations                1995       230,654        12,657       -                 -0-            20,000           250

E. J. Spillard                   1997       207,154       120,000       -                 -0-            16,000         4,750
  Senior Vice President,         1996       195,068       111,234       -                 -0-            19,792           250
  Finance                        1995       185,937        16,875       -                 -0-            20,000           250

R. G. Hale                       1997       194,769       114,000       -                 -0-            15,000         4,525
  Group Vice President-          1996       185,846       105,608       -                 -0-            18,909           250
  International Operations       1995       177,653        29,563       -                 -0-            20,000           250

G. G. Arms                       1997       150,291        73,000       -                 -0-             9,000         2,988
  Vice President and             1996       140,808        66,178       -                 -0-            10,597           250
  General Counsel;               1995       133,392        12,188       -                 -0-            15,000           250
  Corporate Secretary

--------------

(1) Seventy-five percent of the bonus for 1997 was paid in cash and the remainder in restricted shares of Company stock, the number of which was determined by dividing 25 percent of the bonus amount by the share price at the award date and, in accordance with provisions of the bonus plan, increasing that result by 15 percent. The value at the award date of the 15 percent increase is included in the amount shown in the "All Other Compensation" column.

(2) Perquisites and other personal benefits paid in each year to each of the named executive officers did not exceed the lesser of $50,000 or 10 percent of such individual's total salary and bonus.

(3) Includes the amount contributed by the Company to each individual's 401(k) Plan account in such year as well as, for 1997, the amount described in note (1).

                    OPTION EXERCISES AND YEAR-END VALUE TABLE
         AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock option exercises during 1997, and unexercised stock options held, as of the end of 1997, by the persons named in the Summary Compensation Table:

                                                              NUMBER OF
                                                          SHARES UNDERLYING            VALUE OF UNEXERCISED
                                                              UNEXERCISED                  IN-THE-MONEY
                                                                OPTIONS                       OPTIONS
                                                              AT 12-31-97                   AT 12-31-97
                      SHARES ACQUIRED    VALUE                    (#)                            ($)
                        ON EXERCISE     REALIZED       ----------------------------   ----------------------------
     NAME                   (#)          ($)(1)        EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------      ---------------  ---------       -----------    -------------   -----------    -------------
J. T. Jongebloed          69,110       1,407,818         118,889         121,780       1,646,391       1,374,391
W. J Myers                23,604         295,742           2,500          49,812          31,563         570,252
E. J. Spillard            25,000         415,625          72,676          43,344         977,393         500,219
R. G. Hale                14,720         188,110               7          41,682              88         483,111
G. G. Arms                25,000         502,500          34,404          26,448         458,567         310,282

------------------
(1) Value realized is the excess of the current market value at the date of exercise minus the exercise price.


                               OPTION GRANT TABLE
                              OPTION GRANTS IN 1997

     The following table sets forth information with respect to stock options granted during 1997 to the persons named in the Summary Compensation Table:

                                                                                                       POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED ANNUAL
                                                          % OF TOTAL                                   RATES OF STOCK PRICE
                                        NUMBER OF           OPTIONS                                   APPRECIATION FOR OPTION
                                    SHARES UNDERLYING      GRANTED TO    EXERCISE                               TERM (5)
                                         OPTIONS          EMPLOYEES IN     PRICE     EXPIRATION    ---------------------------------
       NAME                         GRANTED (1)(2)(3)         1997       ($/SH)(4)      DATE            5%                  10%
-------------------                 -----------------     ------------   ---------   ----------    -------------      --------------
J. T. Jongebloed                          50,000             29.21%       13.50        5/1/07     $    424,500        $  1,075,800
W. J Myers                                19,000             11.10%       13.50        5/1/07          161,310             408,804
E. J. Spillard                            16,000              9.35%       13.50        5/1/07          135,840             344,256
R. G. Hale                                15,000              8.76%       13.50        5/1/07          127,350             322,740
G. G. Arms                                 9,000              5.26%       13.50        5/1/07           76,410             193,644

     TOTAL                               109,000             63.67%                               $    925,410        $  2,345,244
All Shareholders (6)                         N/A               N/A          N/A           N/A     $165,121,552        $418,463,522

Named Executives' Gain as
  % of all Shareholders' Gain                N/A               N/A          N/A           N/A             0.56%               0.56%

--------------
(1) All options granted in 1997 become exercisable in equal annual increments of 33 1/3 percent commencing on the first anniversary of the award. Vesting may be accelerated, however, in the event of a change in control of the Company.

(2) The Compensation Committee and/or the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options.

(3) The options have a term of ten years, but are subject to earlier expiration in certain events related to termination of employment.

(4) The exercise price and any related tax withholding obligations arising in connection with exercise may be satisfied by the optionholder's surrender of already-owned shares or by offsetting a portion of the shares issuable upon exercise, subject to certain limitations.

(5) The dollar amounts shown in these columns are the result of computation required by SEC regulations, and are not intended to forecast future appreciation, if any, of the Company's stock price.

(6) Potential shareholder gain is included for comparison purposes and is calculated assuming all outstanding shares were purchased at a price equal to the market price of the Common Stock ($13.50 per share) on May 1, 1997, the date of the 1997 option grants.

                            LONG-TERM INCENTIVE PLAN
                                 AWARDS FOR 1997

         The following table sets forth information with respect to the potential awards of Common Stock under the Company's 1997 Long-Term Incentive Plan to the persons named in the Summary Compensation Table. The receipt of the shares indicated will depend on the Company's performance compared to specified goals during the performance period commencing January 1, 1997 and ending December 31, 1999.

                                                                     1997 PLAN
                                                             ESTIMATED FUTURE PAYOUTS
                                                             ------------------------

                           NUMBER OF    PERFORMANCE    THRESHOLD    TARGET       MAXIMUM
           NAME              SHARES        PERIOD         (#)        (#)           (#)
     ----------------      ---------    -----------    ---------   -------       -------
     J. T. Jongebloed       17,155       3 years        4,289       17,155       25,733
     W. J Myers              6,617       3 years        1,654        6,617        9,926
     E. J. Spillard          5,446       3 years        1,362        5,446        8,169
     R. G. Hale              5,174       3 years        1,294        5,174        7,761
     G. G. Arms              2,485       3 years          621        2,485        3,728


         Under the plan, a target award of shares was established for each participant based on a percentage of the individual's salary in effect at the beginning of the applicable three-year performance period. A payout under the plan will depend on the extent to which the established performance criteria are satisfied. Target awards are based 50 percent on earnings before interest, taxes and depreciation performance and 50 percent on total return to shareholders as compared to a peer group of companies. All awards are to be paid in Common Stock, to the extent sufficient shares are available under the Company's 1993 Employee Stock Incentive Plan, and otherwise are to be paid in cash. Shares received under the Plan will be restricted so that, (i) if the executive's employment terminates within one year after the shares are earned, 100 percent of the shares would be forfeited, and (ii) if the executive's employment terminates between one and two years after the award is earned, 50 percent of the shares would be forfeited except in the event of termination of the executive's employment due to retirement, death, total disability, redundancy or change in control. Target payouts are equal to specified percentages of participants' annual base salaries in effect at the beginning of the performance period, as follows: 60 percent for Mr. Jongebloed, 40 percent for Messrs. Myers, Spillard and Hale, and 25 percent for Mr. Arms. Threshold payouts are one-fourth of the target payouts, and maximum payouts are 150 percent of the target payouts. Threshold payouts are made if performance falls within a certain range below that which is necessary to earn the target award. Maximum payments are made if performance exceeds by a specified amount that which is necessary to earn the target payouts.

         RETIREMENT BENEFITS & CHANGE IN CONTROL ARRANGEMENTS

         RETIREMENT PLAN. The Company has a defined benefit retirement plan for its employees with different benefit formulas for salaried and hourly employees (the "Qualified Retirement

Plan"). The normal monthly retirement benefit payable at age 65, or later if employment continues beyond age 65, for salaried employees is equal to 1 percent of the monthly average of the participant's highest rate of base compensation determined as of each January 1 of any five consecutive years during the ten consecutive years preceding retirement, plus 0.6 percent of the excess of compensation as so determined over the monthly average of the maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act for the 35 years ending with the year in which the participant will attain his normal retirement age under the Federal Social Security Act, multiplied by years and fractions thereof of credited service after May 1, 1990, up to 35 years. The plan provides for actuarially reduced benefits for early retirement. Although the normal form of benefit for married participants is a joint and 50 percent survivor annuity and, for unmarried participants, a life only annuity, the plan permits other forms of benefit payment. At December 31, 1997, credited service under the plan for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 7.67 years each, and the highest average annual compensation recognized by the plan for each of them was $152,000, $152,000, $152,000, $152,000, and $132,800, respectively.

         The table below illustrates the amount of annual pension benefit payable under the plan on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using, for all years, the 1996 maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act:*

                                                                   Years of Service
                                         --------------------------------------------------------------------
Remuneration                                15             20             25             30             35
                                         --------       --------       --------       --------       --------
$100,000 . . . . . . . . . . . . .       $ 18,114       $ 24,152       $ 30,190       $ 36,228       $ 42,266
 125,000 . . . . . . . . . . . . .         24,114         32,152         40,190         48,228         56,266
 150,000 . . . . . . . . . . . . .         30,114         40,152         50,190         60,228         70,266
 175,000 . . . . . . . . . . . . .         32,514         43,352         54,190         65,028         75,866
 200,000 . . . . . . . . . . . . .         32,514         43,352         54,190         65,028         75,866
 225,000 . . . . . . . . . . . . .         32,514         43,352         54,190         65,028         75,866
 250,000 . . . . . . . . . . . . .         32,514         43,352         54,190         65,028         75,866
 300,000 . . . . . . . . . . . . .         32,514         43,352         54,190         65,028         75,866
 400,000 . . . . . . . . . . . . .         32,514         43,352         54,190         65,028         75,866
 500,000 . . . . . . . . . . . . .         32,514         43,352         54,190         65,028         75,866

---------------
*In accordance with the applicable provisions of the Internal Revenue Code of 1986, annual compensation above $160,000 is disregarded in calculating benefits, and the benefits payable under the plan are limited to $125,000 annually. Both limits are subject to adjustment by the Secretary of the Treasury to reflect cost-of-living increases and are included in the above table.

         SUPPLEMENTARY EXECUTIVE RETIREMENT PLANS. The Company has two nonqualified supplementary executive retirement plans which provide retirement benefits for certain senior executives, one of which plans was implemented in 1993 and the other in 1996. The 1993 plan provides benefits equal to 2 percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 35 years, minus (i) social security benefits and (ii) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation, including the Qualified Retirement Plan. The 1996 plan provides benefits equal to 2 1/2 percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 24 years, minus (i) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation, including the Qualified Retirement Plan and (ii) benefits payable pursuant to the 1993 plan. The benefit thus determined is payable in an actuarial equivalent lump sum amount. Messrs. Jongebloed, Myers, Spillard, Hale and Arms are eligible for benefits under such plans. At December 31, 1997, credited service under these plans for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 19.3, 9.9, 18.0, 26.1 and 22.2 years, respectively, and the highest average annual compensation recognized by the plans for each of them was $570,617, $303,472, $255,501, $246,852 and $179,449, respectively.

         The table below illustrates the amount of annual pension benefit that would be payable under the supplementary plans on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using for all years the maximum Social Security primary insurance amounts for a worker retired at age 65 in 1996 and estimated retirement benefits payable under the Company's current qualified defined benefit retirement plan:*

                                                                          Years of Service
                                               --------------------------------------------------------------------
      Remuneration                                15             20             25             30             35
                                               --------       --------       --------       --------       --------
      $100,000 . . . . . . . . . . . . .       $      0       $      0       $  3,706       $  7,668       $ 11,630
       125,000 . . . . . . . . . . . . .              0          1,744          6,206         10,668         15,130
       150,000 . . . . . . . . . . . . .              0          3,744          8,706         13,668         18,630
       175,000 . . . . . . . . . . . . .          3,882         10,544         17,206         23,868         30,530
       200,000 . . . . . . . . . . . . .         11,382         20,544         29,706         38,868         48,030
       225,000 . . . . . . . . . . . . .         18,882         30,544         42,206         53,868         65,530
       250,000 . . . . . . . . . . . . .         26,382         40,544         54,706         68,868         83,030
       300,000 . . . . . . . . . . . . .         41,382         60,544         79,706         98,868        118,030
       400,000 . . . . . . . . . . . . .         71,382        100,544        129,706        158,868        188,030
       500,000 . . . . . . . . . . . . .        101,382        140,544        179,706        218,868        258,030
       600,000 . . . . . . . . . . . . .        131,382        180,544        229,706        278,868        328,030
       700,000 . . . . . . . . . . . . .        161,382        220,544        279,706        338,868        398,030

---------------------
*The annual benefits shown in the table have been reduced by the amount of any retirement benefits payable pursuant to other qualified defined benefit plans of the Company and other required offset items, but does not reflect the offset which will be made for any benefits payable under any applicable ENSERCH Corporation retirement plan (see text above).

         POOL COMPANY RETIREMENT PLAN. Prior to the Company's acquisition of Pool Company, Pool Company had a defined benefit retirement plan (which was merged into the ENSERCH Corporation Retirement and Death Benefit Program) that provided for a fixed benefit for salaried employees upon retirement at age 65. Participants who were employees of the Company ceased to accrue further benefits thereunder on the completion of the Company's acquisition of Pool Company. Payments under this plan are offsets under the supplemental executive retirement plans discussed above. Pursuant to the terms of such plan, Messrs. Jongebloed, Myers, and Spillard are entitled to annuity payments of $19,635, $3,299, and $12,226, respectively, per annum for life commencing upon normal retirement at age 65. Messrs. Hale and Arms were not participants in such plan.


         CHANGE IN CONTROL AGREEMENTS

         Messrs. Jongebloed, Myers, Spillard, Hale and Arms each have entered into change in control agreements with the Company that set forth certain benefits that the Company will provide in the event their employment is terminated subsequent to a "change in control" of the Company, as defined in the agreements. Such agreements continue in effect for three years following a change in control of the Company unless terminated by the Company prior to a change of control. The agreements each provide that if the officer's employment is terminated, or if the officer elects to terminate employment under certain circumstances defined as "good reason," within three years following a change in control of the Company, the officer will be entitled to a lump sum severance payment equal to (i) three times the officer's annual base salary (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), (ii) an amount equal to the largest bonus paid to him during the preceding three years, prorated for the current year, and (iii) the value over the exercise price of unexercised stock options. In addition, the officer will be entitled to a three-year continuation of certain employee benefits, two additional years of service credit under the Company's retirement program, and reimbursement of certain legal fees, expenses, and any applicable excise taxes.

                Comparison of Five Year Cumulative Total Return*
                         Among Pool Energy Services Co.,
                 A Peer Group Index and Standard & Poor's 500**





         [Performance Graph appears here. Plot points are listed below]




                                                                YEARS ENDING
                                       -------------------------------------------------------------

COMPANY NAME/INDEX                     DEC.93        DEC.94        DEC.95       DEC.96        DEC.97
---------------------                  ------        ------        ------       ------       -------
Pool Energy Services Co.               119.61        105.88        149.02       241.18        349.02
S&P 500 Index                          110.08        111.53        153.45       188.68        251.63
Peer Group Index                       127.21        113.88        180.44       322.85        433.24




Assumes $100 invested on December 31, 1992 in Pool Energy Services Co. Common Stock, the Standard & Poor's 500 index and a peer group consisting of the following ten companies: Atwood Oceanics, Inc., Baker Hughes Incorporated, ENSCO International Incorporated, Global Marine Inc., Noble Drilling Corporation, Parker Drilling Company, Pride International, Inc., Rowan Companies, Inc., Tuboscope Inc. and Weatherford Enterra, Inc. Peer Group returns have been weighted according to market capitalization.


*Total Return Assumes Reinvestment of Dividends
**Fiscal Year Ending December 31

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information concerning the number of shares of Common Stock owned beneficially, as of December 31, 1997, by each person known to the Company to own more than five percent of the outstanding shares of Common Stock, and as of March 3, 1998, by (i) each director of the Company, (ii) each executive officer listed in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. No shares of any other class of equity securities are outstanding.

                                                                                  Beneficial Ownership
                                                                             ------------------------------
                                                                                                   Percent
                    Name of Beneficial Owner                                      Shares           of Total
-----------------------------------------------------------------------      ----------------      --------
Pilgrim Baxter & Associates, Ltd. .....................................       1,851,300(1)(2)        9.5%
J. T. Jongebloed ......................................................         175,359(3)(4)         *
William H. Mobley .....................................................          24,200(3)(5)         *
Joseph R. Musolino ....................................................          13,000(3)(6)         *
James L. Payne ........................................................          12,000(3)(7)         *
Donald D. Sykora ......................................................          11,000(3)(7)         *
G. G. Arms ............................................................          45,447(3)(8)         *
R. G. Hale ............................................................          16,521(3)(9)         *
W. J Myers ............................................................          29,815(3)(10)        *
E. J. Spillard ........................................................          96,761(3)(11)        *
All directors and executive officers as a group (10 persons) ..........         434,853(3)(12)       2.2%

----------------------------
*Less than 1%

 (1) Pilgrim Baxter & Associates, Ltd. is a registered investment adviser located at 825 Dupertail Road, Wayne, PA 19087. Sole power to dispose and vote - 1,851,300 shares; shared power to vote - 1,651,000 shares.

 (2) Based upon the most recent amended Schedule 13G delivered to the Company by such person.

 (3) Sole voting and dispositive power when acquired.

 (4) Includes 160,972 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

 (5) Includes 21,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

 (6) Includes 10,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

 (7) Includes 8,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

 (8) Includes 43,803 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

 (9) Includes 14,734 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

(10) Includes 19,937 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

(11) Includes 87,957 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.

(12) Includes 382,570 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 3, 1998.


         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. To the Company's best knowledge, all of the reports required to be filed by the Reporting Persons under Section 16(a) during or in respect of the year 1997 were filed on a timely basis.

2.       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit/Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to audit and express an opinion on the Company's financial statements for the year ending December 31, 1998. Deloitte & Touche LLP has served as the Company's independent auditors since 1988. Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

         A representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

         In the event the shareholders fail to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors, it is not anticipated that Deloitte & Touche LLP would be replaced in 1998. A non-ratification would, however, be considered by the Audit/Finance Committee in selecting the Company's independent auditors for 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

3.       OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

         The Company knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the enclosed form of proxy authorizes the named persons to vote all of the shares of Common Stock represented by such proxy in accordance with their best judgment with respect to any such matter.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         A shareholder intending to present a proposal at the 1999 Annual Meeting of Shareholders, scheduled to be held on May 6, 1999, and who desires that such proposal be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the meeting, must deliver such proposal, along with any supporting statement, in writing, to the Corporate Secretary at the Company's principal offices no later than December 1, 1998.

         A copy of the Annual Report for 1997 is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

         Whether or not you intend to attend the Annual Meeting, you are urged to execute and return promptly the enclosed form of proxy. If you attend the meeting and wish to vote your stock in person, you may do so.

                                             By Order of the Board of Directors,



                                             Geoffrey Arms
                                             Corporate Secretary




 DATED:   April 2, 1998

                                  DETACH HERE


                                     PROXY

                            POOL ENERGY SERVICES CO.

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J.T. Jongebloed and James L. Payne, and each of them, attorneys and agents, with full power of substitution, to vote as proxies all the shares of Common Stock of Pool Energy Services Co. standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at 10375 Richmond Avenue, 1st Floor, Houston, Texas at 10:00 a.m., Houston time, on the reverse side, and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before said meeting or any adjournment thereof.

SEE REVERSE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
  SIDE                                                                  SIDE

                                  DETACH HERE

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

     RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY
     ACKNOWLEDGED.

     THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN AND DIRECTS SAID ATTORNEYS TO ACT OR VOTE AS FOLLOWS:

1.   ELECTION OF DIRECTORS

     NOMINEES: William H. Mobley, Joseph R. Musolino

                         FOR  [ ]       WITHHELD  [ ]
          MARK HERE IF YOUR PLAN TO ATTEND THE MEETING [ ]

          MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  [ ]

     [ ]
        --------------------------------------
        For all nominees except as noted above


2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1998.

               FOR  [ ]       AGAINST   [ ]       ABSTAIN   [ ]

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THIS PROXY WILL BE VOTED IN FAVOR OF EACH NOMINEE FOR DIRECTOR AND "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as an attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL TITLE.

Signature:                                             Date:
          --------------------------------------------      ---------------

Signature:                                             Date:
          --------------------------------------------      ---------------